WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending March 31, 2009

Dear Interest Holder:

Enclosed is the report for the period of March 31, 2009 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of March 31, 2009 was $113.43, a decrease of -3.61% from the February 28, 2009 value of $117.68. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was a decrease of -5.92% as of March 31, 2009.

STATEMENT OF INCOME(LOSS)
Trading Income (Loss)
Realized Trading Gain/(Loss)	($5,060,915.73)
Change in Unrealized Gain/(Loss)	$1,618,185.45
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($44,622.17)

Total Trading Income	($3,487,352.45)

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$7,536.77
Management Fees	$44,790.18
Advisory Fees	$189,797.32
Offering Fees	$0.00
Incentive Fees	($165,842.46)
Other Expenses	$319,202.39

Total Expenses	$395,484.20

Interest Income	$258.20

Net Income(Loss) from the Period	($3,882,578.45)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$107,582,891.53	$117.68
Addition	$2,165,143.90
Withdrawal	($2,027,965.53)
Net Income/(Loss)	($3,882,578.45)

Month End	$103,837,491.45	$113.43

Monthly Rate of Return	-3.61%
Year to Date Rate of Return	-5.92%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

David K. Spohr, Senior Vice President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending March 31, 2009

Dear Interest Holder:

Enclosed is the report for the period of March 31, 2009 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of March 31, 2009 was $116.67, a decrease of -3.44% from the February 28, 2009 value of $120.83. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was a decrease of -5.45% as of March 31, 2009.

STATEMENT OF INCOME(LOSS)
Trading Income (Loss)
Realized Trading Gain/(Loss)	($711,148.88)
Change in Unrealized Gain/(Loss)	$227,383.90
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($6,270.21)

Total Trading Income	($490,035.19)

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$1,065.95
Management Fees	$6,334.91
Advisory Fees	$26,669.91
Offering Fees	$0.00
Incentive Fees	($23,303.82)
Other Expenses	$19,781.55

Total Expenses	$30,548.50

Interest Income	$36.28

Net Income(Loss) from the Period	($520,547.41)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$15,117,314.07	$120.83
Addition	$25,000.00
Withdrawal	($755,440.55)
Net Income/(Loss)	($520,547.41)

Month End	$13,866,326.10	$116.67

Monthly Rate of Return	-3.44%
Year to Date Rate of Return	-5.45%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

David K. Spohr, Senior Vice President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 2